FOOTHILL CAPITAL CORPORATION

                                October 7, 1997

Town & Country Corporation
Town & Country Fine Jewelry Group, Inc.
GL, Inc.
L.G. Balfour Company, Inc.
25 Union Street
Chelsea, Massachusetts 02150


     Re: Waiver of Event of Defaults with respect to the "Non-Compliance
         Items" as defined below


Gentlemen:

      Reference is made to the Loan Agreement dated as of July 3, 1996 (as the same heretofore may have been amended or modified, the "Agreement") between Foothill Capital Corporation ("Lender") and Town & Country Corporation, Town & Country Fine Jewelry Group, Inc., Gold Lance, Inc., and L.G. Balfour Company, Inc. (collectively, "Borrower"). Terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

      Borrower has advised Lender that Borrower is not in compliance with Sections 6.13(a) and 6.13(b) of the Agreement on August 24, 1997 (the "Non-Compliance Items"). Borrower has asked Lender to waive any Event of Default that may have been occasioned by the Non-Compliance Items. Subject to the following proviso, Lender hereby waives any Event of Default that may have been occasioned solely by the Non-Compliance Items; provided, however, that, the foregoing waiver and anything in the Loan Agreement and the other Loan Documents to the contrary notwithstanding: (1) Borrower shall not use any Designated Collateral Net Proceeds to repay, redeem, or repurchase New 15% Notes or obligations of Borrower with respect thereto; (2) no transfer of Designated Collateral Net Proceeds shall be made to or for the benefit of New 15% Note Obligees; and (3) the Designated Collateral Net Proceeds Release Condition shall be deemed unsatisfied for purposes of Section 2.3 of the Loan Agreement.

      The waiver of the Non-Compliance Items is limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those which the Non-Compliance Item is based, shall not execuse future non-compliance with the Agreement (as it may from time to time be amended), including Section 6.13 thereof, and, except as expressly


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set forth herein, shall not operate as a waiver or an amendment of any right, power or remedy of Lender, nor as a consent to any further or other matter, under the Loan Documents.

     This waiver may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same waiver. Delivery of an executed counterpart of this waiver by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this waiver. Any party delivering an executed counterpart of this waiver by telefacsimile also shall deliver an original executed counterpart of this waiver but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this waiver.

     This waiver shall not be effective until: (i) Lender receives duly executed and delivered counterpart signature of Borrower when indicated below; and (ii) Lender advises Borrower in writing that Lending has obtained any consents that Lender may need or require from participants of Lender.

                              Cordially,


                              Foothill Capital Corporation


                              By: ------------------------
                              Name:
                              Title:

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

Acknowledged and Agreed
as of the date first
above written:

TOWN & COUNTRY CORPORATION,
a Massachusetts corporation

By --------------------------
Name:
Title:

TOWN & COUNTRY FINE JEWELRY GROUP,
INC., a Massachusetts corporation

By --------------------------
Name:
Title:

GL, INC., a Massachusetts corporation

By --------------------------
Name:
Title:

L.G. BALFOUR COMPANY, INC., a Delaware corporation

By --------------------------
Name:
Title:

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